Exhibit 5

800 Boylston Street, 17th Floor Boston, MA 02199 Richard J. Morrison Deputy General Counsel and Corporate Secretary 617-424-2111 richard.morrison@eversource.com
September 23, 2019

The Connecticut Light and Power Company,
doing business as Eversource Energy
107 Selden Street
Berlin, CT 06037

Re:    The Connecticut Light and Power Company,
doing business as Eversource Energy
First and Refunding Mortgage Bonds
Ladies and Gentlemen:
I am Deputy General Counsel and Corporate Secretary of Eversource Energy Service Company (“Eversource Service”), a service company affiliate of Eversource Energy. I have acted as counsel to The Connecticut Light and Power Company, a Connecticut corporation doing business as Eversource Energy (the “Company”), in connection with the Company’s issuance and sale to the public of an additional $200,000,000 aggregate principal amount of its 3.20% First and Refunding Mortgage Bonds, 2017 Series A, due 2027 (the “Bonds”), pursuant to an Underwriting Agreement dated September 10, 2019, among Mizuho Securities USA LLC and MUFG Securities Americas Inc., as representatives of the underwriters named therein, and the Company (the “Underwriting Agreement”). The additional Bonds are part of the same series of debt securities issued by the Company on March 10, 2017. The Bonds were issued pursuant to an Indenture of Mortgage and Deed of Trust (the “Indenture”), dated as of May 1, 1921, between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Trustee, as amended and supplemented. The Company has registered its first and refunding mortgage bonds with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-3 (File No. 333-231118-01, the “Registration Statement”), relating to the Bonds. The additional Bonds were issued on September 17, 2019.
For purposes of the opinion I express below, I have examined, among other agreements, instruments and documents, the Registration Statement, including the prospectus which is a part of the Registration Statement, as supplemented by the prospectus supplement dated September 10, 2019 (the “Prospectus”), and its exhibits, including the Indenture of the Company, the organizational documents of the Company and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and Eversource Service and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed. In my examination, I have assumed

The Connecticut Light and Power Company,
doing business as Eversource Energy
September 23, 2019

the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.
Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Bonds are legally issued, fully paid and non-assessable and are valid and binding obligations of the Company.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:
A.    I express no opinion regarding the effectiveness of any waiver in respect of the Bonds of any rights of any party, or duties owing to it, as a matter of law, or that is broadly stated or does not describe the right or duty purportedly waived with reasonable specificity.
B.    My opinions set forth above are subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including without limitation statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors’ rights generally, and (b) principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) that may limit the enforceability of any of the remedies, covenants or other provisions of the Bonds or Indenture, or the availability of injunctive relief or other equitable remedies or as such principles relate to, limit or affect the enforcement of creditor’s rights generally.
C.    In addition, I express no opinion as to any provisions of the Bonds or the Indenture regarding the remedies available to any person (1) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Bonds or the Indenture, or (2) for violation or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Bonds or the Indenture.
D.    The opinion expressed above is limited to the current federal law of the United States, and to the limited extent set forth below, the current laws of the State of Connecticut and the State of New York, and to the facts as they exist on the date hereof. I am a member of the bar of the Commonwealth of Massachusetts. I am not admitted to practice law in the State of Connecticut or the State of New York, but I am generally familiar with the laws of such States and have made such inquiries as I considered necessary to render my opinion. I express no opinion as to matters involving the laws of any jurisdiction other than the State of Connecticut, the State of New York and the United States. I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

The Connecticut Light and Power Company,
doing business as Eversource Energy
September 23, 2019

This opinion is furnished only to you in connection with the transaction contemplated by the Registration Statement and the Underwriting Agreement and is solely for your benefit. Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without my prior written consent (including by any person that acquires Bonds from you).
I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated September 23, 2019, which will be incorporated by reference into the Registration Statement, and to the reference to me under the caption “Legal Opinions” in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Richard J. Morrison

Richard J. Morrison